Contact:

Brian Beades

212-810-5596

invrel@blackrock.com

BlackRock Reports Diluted EPS of $0.28 Including Charges Associated with

Merrill Lynch Investment Managers Merger

Assets Under Management Rise to $1.075 Trillion at September 30, 2006

New York, October 30, 2006 – BlackRock, Inc. (NYSE:BLK) today reported net income for the third quarter ended September 30, 2006 of $18.9 million, or $0.28 per diluted share. That compares with net income of $61.1 million, or $0.92 per diluted share, and $63.4 million, or $0.95 per diluted share, in the third quarter of 2005 and second quarter of 2006, respectively.

Third quarter 2006 earnings reflect approximately $0.88 per diluted share of Merrill Lynch Investment Managers (MLIM) integration costs, expenses associated with BlackRock’s Long-Term Retention and Incentive Plan (LTIP) that will be funded through a contribution of BlackRock stock currently held by PNC and other period costs. Absent these items, earnings per share would have been approximately $1.16 per diluted share. The components are as follows:

•	$0.67 per diluted share of one-time costs associated with the integration of MLIM and $0.11 per diluted share of LTIP expense to be funded by PNC. These two components account for the difference between the $0.28 GAAP diluted earnings per share and adjusted earnings per share of $1.06[1];

•	$0.07 per diluted share of infrastructure expense incurred in anticipation of the transition of services (and termination of the related charges) previously provided by PNC, Merrill Lynch and MLIM; and

•	$0.03 per diluted share of costs resulting from a closed-end fund offered in September.

Total revenues for third quarter 2006 were $323.1 million, up 7.4% versus third quarter 2005 and down 10.4% versus second quarter 2006 due to a decline in performance fees. Performance fees recorded in third quarter 2006 totaled $17.8 million, a decline from $32.7 million and $69.9 million in third quarter 2005 and second quarter 2006, respectively. Both of the prior periods benefited from favorable market conditions, particularly in energy. Excluding performance fees, third quarter 2006 revenues increased 13.9% versus third quarter 2005 and 5% versus second quarter 2006.

Third quarter 2006 expenses totaled $294.1 million, an increase of 33.0% compared to third quarter 2005, and an increase of 11.4% over second quarter 2006. Third quarter 2006 compensation and benefits rose to $198.1 million, and general and administrative costs rose to $82.9 million, reflecting MLIM integration and additional infrastructure costs. Third quarter 2006 results also reflect a decline in non-operating income of $17.5 million and $2.9 million from third quarter 2005 and second quarter 2006, respectively, due principally to fluctuations in the value of energy-related investments.

[1]	See notes (a) and (b) to condensed consolidated statements of income and supplemental information in Attachment I on pages 9 and 10.

Assets under management (AUM) ended the third quarter at $1.075 trillion, up $28.7 billion relative to $1.046 trillion pro forma combined AUM at the end of the second quarter. Net new business contributed $9.7 billion of the combined increase during the quarter, bringing total organic growth year-to-date to $40.2 billion. The closing of the BlackRock/MLIM merger on September 29, 2006 added $592.5 billion of AUM, including $1.3 billion of net new business during the third quarter. MLIM’s AUM were diversified across asset classes, with approximately 44% in fixed income and liquidity, 54% in equity and balanced, and the remainder in alternative investments. Similarly, MLIM’s assets were balanced geographically, with 60% of AUM managed for U.S. investors and 40% for international investors based throughout Europe, the Middle East, Africa, Australia, Japan and the Asia Pacific region. BlackRock Solutions® continued to exhibit strong momentum, adding three new Aladdin® (investment system) and risk management clients during the quarter and maintaining a strong pipeline of prospects while working on the MLIM integration.

“As the third quarter drew to an end, we closed our merger with MLIM, capping over seven months of intense effort by literally thousands of employees around the globe to bring our companies together to create a stronger, more robust platform that we believe will enable us to enhance investment and client service excellence,” commented Laurence D. Fink, Chairman and CEO of BlackRock.

“I am particularly gratified that we were able to achieve so many integration milestones while sustaining new business momentum and, more importantly, building enthusiasm for the combined firm among employees, investors and their advisors. BlackRock’s new business flows in the third quarter were indicative of our clients’ increasing comfort with the stability of our platform. More importantly, I believe that the success of our September closed-end fund offering, significant new client wins in BlackRock Solutions, and our robust new business pipeline demonstrate the potential we have to leverage our substantially greater capabilities to serve investors worldwide.

“I want to thank all of our clients and fund shareholders for their continued support, and assure them that we continue to work daily to earn their trust. I also want to thank our more than 4,700 employees worldwide for their ongoing commitment, dedication, and tireless effort. I am incredibly proud of our collective accomplishments to date and I look forward to working together to expand and enhance our global franchise.”

Third Quarter Business Highlights

(Unless noted otherwise, all references in this section are to results before giving effect to the merger.)

•	During the third quarter, BlackRock had net new business of $8.4 billion, including net inflows in all asset classes and across all client segments. Net new business from institutional clients was balanced among insurance companies and other taxable clients ($1.7 billion), pension plans and other tax-exempt institutions ($2.7 billion), and institutional liquidity clients ($2.7 billion). During the quarter, the Company also raised an $800 million closed-end equity fund, which represents the second largest closed-end fund offering in the industry year-to-date. Although offered before closing of the MLIM merger, this fund leveraged both BlackRock’s and MLIM’s capabilities and served as an early validation of the potential for the combined platform. Specifically, the offering was co-lead managed by Wachovia, Citigroup, Merrill Lynch, UBS and A.G. Edwards and was broadly distributed through a large selling group; mutual fund wholesalers from both MLIM and BlackRock supported the distribution effort; and investment teams based in London, Princeton and Boston will collectively manage the portfolio.

•	U.S. clients awarded BlackRock $7.8 billion of net new funds during the quarter, representing over 90% of total net new business. These strong results were dominated by institutional flows and, as indicated earlier, were balanced across client segments. Although net inflows from non-U.S. investors were minimal during the quarter, international clients have awarded BlackRock $10.7 billion of net new business year-to-date. Following the MLIM close, approximately one-third of employees globally were based in 26 offices outside the U.S., and we managed $353.7 billion, or 33% of total AUM, for international investors.

•	Fixed income AUM increased $11.0 billion, including $1.7 billion of net new business and $9.3 billion of market appreciation. Net inflows were spread across a variety of products, including core bond, local currency, sector specialty and targeted duration mandates. Both U.S. and international clients contributed to the net inflows, and the MLIM closing added $132.5 billion of assets, bringing total fixed income AUM at quarter-end to $451.1 billion. Investment performance remained competitive heading into the merger, with 97% of U.S. fixed income composites ahead of their benchmarks, and over 50% of taxable bond fund assets and 80% of municipal bond fund assets in the top two peer group quartiles year-to-date.

•	Equity and balanced mandates grew $0.8 billion during the third quarter, or 2%, on beginning period balances of $40.9 billion. The MLIM closing added $317.8 billion of equity and balanced assets, inclusive of $1.5 billion of net inflows and $6.7 billion of market appreciation during the third quarter. At September 30, 2006, aggregate equity and balanced AUM totaled $359.5 billion, encompassing a substantially broader and deeper investment platform added through the MLIM merger. Investment performance remained competitive, with over 60% of our much larger, combined equity mutual fund AUM in the top two peer group quartiles year-to-date.

•	The lull in Federal Reserve tightening encouraged flows into money market funds and other cash management products. The favorable environment, along with strong sales and client service, contributed to a $4.1 billion increase in cash management assets since second quarter-end. Flows were concentrated in separate accounts and tailored solutions for institutional investors. Average assets were up 11% overall relative to the second quarter. Cash management assets stood at $220.5 billion at quarter-end, including $128.0 billion added through the merger with MLIM. Investment performance was strong, with 9 of 10 U.S. institutional money market funds ranked in the top Lipper quartile year-to-date.

•	Net new business in alternative investment products totaled $2.7 billion during the third quarter, including $2.5 billion in real estate mandates. Since BlackRock acquired the real estate equity business in January 2005, AUM has increased more than 50% on the strength of robust performance, investment activity and new product development, and acquisition activity. Following third quarter-end, it was announced that a joint venture led by Tishman Speyer and BlackRock Realty agreed to acquire Peter Cooper Village and Stuyvesant Town, the largest apartment complex in New York City, which the Company expects will add more than $5.0 billion in AUM when the deal closes later this year. Real estate AUM closed the quarter at $17.4 billion, including $4.2 billion managed by MLIM principally in U.K. and Australian properties. MLIM managed an additional $10.0 billion in other alternative investments, including CDOs, hedge funds, fund of funds, and portable alpha strategies, bringing total alternative AUM to $43.8 billion at September 30, 2006.

•	BlackRock Solutions maintained strong new business momentum, adding two new Aladdin and one new risk management assignments during the third quarter. Year-to-date, we have added twelve net new assignments, including Aladdin, risk management and investment accounting mandates, and interest in these products remains strong globally. In addition, BlackRock Solutions played, and continues to play, a vital role in planning and executing the systems and business process integration with MLIM. Over the past seven months, BlackRock Solutions supported the successful conversion of all global fixed income portfolios onto Aladdin, redesigned and implemented a substantially expanded global technology infrastructure, supported corporate system conversions, and rolled-out a new external website and a new firm-wide intranet.

•

The pace of net new business throughout the year has been affected by a number of factors. For example, sustained low long-term rates in the U.S. dampened institutional flows in fixed income industry-wide, particularly during the second quarter. In addition, merger rumors late in 2005 and the announcement of the combination with MLIM in February 2006 temporarily impacted business momentum. Merger-related outflows, however, have been minimal and the Company’s new business pipeline suggests that investors and consultants are increasingly prepared to include BlackRock in searches and award new business to the Company. Through October 27, 2006, the pipeline of wins (net of known redemptions) totaled $24.0 billion, including $8.9 billion that has funded since third quarter-end. In addition, the Company entered into an investment system outsourcing agreement with a large official institution in early October, its first Aladdin client outside the U.S., and we expect to complete negotiations with another new Aladdin client in early November. These assignments will raise BlackRock Solutions’ profile outside of the United States, and the Company believes that they will prove transformational over time.

MLIM Integration and 2007 Outlook

The Company has incurred $91 million of one-time integration expenses through September 30, 2006. Third quarter integration expense totaled $71.5 million, including $43.5 million in compensation and benefit costs and $28.0 million of general and administration expense. Compensation and benefit expense includes employee incentive, retention and severance expenses, as well as costs related to establishing new employee benefit programs. General and administration expense consists principally of legal, accounting and technology professional service fees, travel costs, and rebranding expenditures. Estimated one-time integration charges still to be incurred are expected to approximate $65 – $75 million, of which $10 – $15 million is expected to be recognized in 2007.

Third quarter 2006 earnings also reflected approximately $12.5 million of infrastructure expense to transition certain corporate services to BlackRock, as of the closing date, which had been previously provided by Merrill Lynch, PNC, or MLIM. These costs largely reflect higher headcount, technology and occupancy related expense.

The following chart presents management’s estimated range of earnings for 2007 assuming no significant changes in economic or business conditions. This range incorporates assumptions previously disclosed in BlackRock’s second quarter earnings release. Among other things, these estimates reflect the Company’s continued expectation that it will realize $70 million to $85 million of net synergies associated with the MLIM merger.

	2007
Diluted earnings per share range, GAAP basis	$6.30	$6.65
Per diluted share adjustments	0.35	0.40

Diluted earnings per share, as adjusted	$6.65	$7.05

Included in the GAAP diluted earnings per share range is expected pre-tax expense of approximately $110 million for identified intangible amortization (non-cash), $100 million of LTIP costs, performance fees of $100 – $250 million, and fully diluted shares outstanding of approximately 134 million.

Third Quarter Financial Highlights

Third quarter 2006 revenues were $323.1 million, an increase of 7.4% from $300.8 million reported in third quarter 2005, and a decrease of 10.4% from $360.7 million reported in second quarter 2006. Third quarter 2006 investment advisory and administration fees rose to $274.5 million, an increase of 7.8% from $254.6 million reported in third quarter 2005. The increase was a result of higher average AUM, partially offset by lower performance fees. Performance fees were $17.8 million in third quarter 2006, compared to $32.7 million reported in third quarter 2005 and $69.9 million in second quarter 2006. Second quarter 2006 benefited from energy-related performance fees. Other income, which includes BlackRock Solutions and property management fees, was $48.6 million for third quarter 2006, an increase of 5.2% from $46.2 million reported in third quarter 2005, and an increase of 3.7% from second quarter 2006. Third quarter 2006 BlackRock Solutions revenues rose to $30.2 million, an increase of 4.4% from $28.9 million in third quarter 2005.

Third quarter 2006 operating expenses increased 33.0% to $294.1 million, from $221.1 million in the third quarter 2005. The $73.0 million increase was attributable primarily to increases in employee compensation and benefits and general and administration expense. Compensation and benefits rose 27.7% to $198.1 million, from $155.1 million, primarily due to $43.5 million in costs related to one-time MLIM integration charges and $20.5 million for new infrastructure hires, partially offset by a $13.6 million reduction in incentive compensation directly associated with performance fees and $11.3 million in market depreciation on assets related to deferred compensation plans. Third quarter 2006 general and administration expense was $82.9 million, an increase of 60.9% from $51.5 million in third quarter 2005, primarily as a result of $28.0 million in one-time charges related to the MLIM transaction and increases of $3.2 million, $3.0 million, and $2.6 million in occupancy, professional services and technology costs, respectively. Third quarter 2006 also reflects approximately $5.5 million of expense from the closing of a new $800 million closed-end fund that is expected to produce annual revenue of approximately $7 million.

Third quarter 2006 also reflects a decline in non-operating income of $17.5 million and $2.9 million from third quarter 2005 and second quarter 2006, respectively, due principally to unrealized losses on energy-related investments.

Third quarter 2006 results include an estimate of MLIM’s operating results for the one day following the closing of the transaction, which amounted to revenue, expense and operating income of $6.6 million, $4.9 million and $1.7 million, respectively. MLIM’s net income for the one day added less than $0.01 per diluted share to the Company’s third quarter 2006 earnings per share.

The Company’s adjusted operating margin1 was 35.7%, 35.6%, and 35.5% for third quarter 2006, second quarter 2006 and third quarter 2005, respectively.

Accounting for the MLIM Transaction

BlackRock issued 65 million shares of common and preferred stock, which were valued at $147.34 per share for accounting purposes, representing the average price two days prior to, the day of, and two days subsequent to the announcement of the transaction. The purchase price was allocated based upon the fair value of all assets and liabilities on September 29, resulting in an excess of purchase price over identifiable net assets of approximately $3.3 billion. The purchase price was allocated as follows:

Tangible Net Assets	$0.7 billion
Mutual Fund Intangible Assets (indefinite-life)	$4.5 billion
Separate Account and Other Intangible Assets (finite-life)	$1.1 billion
Goodwill	$3.3 billion

Finite-life intangible assets, including separate account intangible assets, will be depreciated over an average life of approximately 10.2 years.

Approximately $26 million of costs and fees were capitalized as part of the transaction. The balance sheet includes approximately $23 million of cash, $1.3 billion of investments and $850 million of minority interest representing investments that are consolidated pursuant to relevant accounting guidance. The balance sheet also includes approximately $4.2 billion of insurance separate account assets and liabilities held by a subsidiary for the benefit of account holders. Income earned on the underlying investments is paid to account holders.

[1]	See notes (a) and (b) to condensed consolidated statements of income and supplemental information in Attachment I on pages 9 and 10.

The Company is still finalizing the purchase price allocation and various structural and legal aspects that could impact the effective tax rate prospectively. Accordingly, deferred taxes have not been revised to reflect the impact of any effective tax rate changes.

Performance Notes

Past performance is no guarantee of future results. Mutual fund performance data is net of fees and expenses, assumes the reinvestment of dividends and capital gains distributions and reflects the performance of the A Class. BlackRock waives certain fees, without which performance would be lower. Investments in mutual funds are neither insured nor guaranteed by the U.S. government. Relative peer group performance is based on quartiles from Lipper Inc. for U.S. funds and Standard & Poor’s for non-U.S. funds. Rankings are based on total returns with dividends and distributions reinvested and do not reflect sales charges. Funds with returns among the top 25% of a peer group of funds with comparable objectives are in the first quartile and funds with returns in the next 25% of a peer group are in the second quartile.

Composites Performance: Investment performance does not reflect the deduction of advisory fees and other expenses, which will reduce performance results and the return to investors. All performance results assume reinvestment of dividends, interest and/or capital gains.

Teleconference Information

BlackRock will host a teleconference call for investors and analysts on Monday, October 30, 2006 at 9:00 a.m. (Eastern Time) to discuss its third quarter results. Members of the public who are interested in participating should dial, from the U.S., (800) 374-0176, or from outside the U.S., (706) 679-4634, shortly before 9:00 a.m. and reference the BlackRock Conference Call (ID Number 4459749). Please note that the teleconference will be available for replay beginning at 2:00 p.m. on Monday, October 30, 2006, and ending at midnight on Monday, November 6, 2006. To access the replay, callers from the U.S. should dial (800) 642-1687 and callers from outside the U.S. should dial (706) 645-9291 and enter the Conference ID Number 4459749.

About BlackRock

BlackRock is one of the world’s largest publicly traded investment management firms. As of September 30, 2006, the assets under management of BlackRock were $1.075 trillion. The firm manages assets on behalf of institutions and individuals worldwide through a variety of equity, fixed income, cash management and alternative investment products. In addition, a growing number of institutional investors use BlackRock Solutions® investment system, risk management and financial advisory services. Headquartered in New York City, the firm has over 4,700 employees in 18 countries and a major presence in key global markets, including the U.S., Europe, Asia, Australia and the Middle East. For additional information, please visit the company’s website at www.blackrock.com.

Forward-Looking Statements

This press release, and other statements that BlackRock may make, including statements under the heading “MLIM Integration and 2007 Outlook”, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to BlackRock’s future financial or business performance, strategies or expectations. Forward-looking statements are typically identified by words or phrases such as “trend,” “potential,” “opportunity,” “pipeline,” “believe,” “comfortable,” “expect,” “anticipate,” “current,” “intention,” “estimate,” “position,” “assume,” “outlook,” “continue,” “remain,” “maintain,” “sustain,” “seek,” “achieve,” and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “may” or similar expressions.

BlackRock cautions that forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made, and BlackRock assumes no duty to and does not undertake to update forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance.

In addition to factors previously disclosed in BlackRock’s SEC reports and those identified elsewhere in this communication, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: (1) the introduction, withdrawal, success and timing of business initiatives and strategies; (2) changes in political, economic or industry conditions, the interest rate environment or financial and capital markets, which could result in changes in demand for products or services or in the value of assets under management; (3) the relative and absolute investment performance of BlackRock’s investment products, including its separately managed accounts and the former Merrill Lynch Investment Managers (MLIM) business; (4) the impact of increased competition; (5) the impact of capital improvement projects; (6) the impact of future acquisitions or divestitures; (7) the unfavorable resolution of legal proceedings; (8) the extent and timing of any share repurchases; (9) the impact, extent and timing of technological changes and the adequacy of intellectual property protection; (10) the impact of legislative and regulatory actions and reforms and regulatory, supervisory or enforcement actions of government agencies relating to BlackRock, Merrill Lynch or PNC; (11) terrorist activities and international hostilities, which may adversely affect the general economy, domestic and local financial and capital markets, specific industries, and BlackRock; (12) the ability to attract and retain highly talented professionals; (13) fluctuations in foreign currency exchange rates, which may adversely affect the value of advisory fees earned by BlackRock; (14) the impact of changes to tax legislation and, generally, the tax position of the Company; (15) BlackRock’s ability to successfully integrate the MLIM business with its existing business; (16) the ability of BlackRock to effectively manage the former MLIM assets along with its historical assets under management; and (17) BlackRock’s success in maintaining the distribution of its products.

BlackRock’s Annual Reports on Form 10-K and BlackRock’s subsequent filings with the SEC, accessible on the SEC’s website at http://www.sec.gov and on BlackRock’s website at http://www.blackrock.com, discuss these factors in more detail and identify additional factors that can affect forward-looking statements. The information contained on our website is not a part of this press release.

Attachment I

BlackRock, Inc.

Condensed Consolidated Statements of Income and Supplemental Information

(Dollar amounts in thousands, except share data)

(unaudited)

	Three months ended September 30,		% Change	Three months ended June 30, 2006	% Change	Nine months ended September 30,		% Change
	2006	2005				2006	2005
Revenue
Investment advisory and administration fees	$274,506	$254,641	7.8%	$313,928	(12.6)%	$938,142	$698,368	34.3%
Other income	48,552	46,166	5.2%	46,805	3.7%	141,309	123,910	14.0%

Total revenue	323,058	300,807	7.4%	360,733	(10.4)%	1,079,451	822,278	31.3%

Expense
Employee compensation and benefits	198,099	155,077	27.7%	177,098	11.9%	566,993	413,036	37.3%
Fund administration and servicing costs	10,653	11,997	(11.2)%	10,556	0.9%	31,583	31,531	0.2%
General and administration	82,905	51,524	60.9%	74,367	11.5%	248,706	144,089	72.6%
Amortization of intangible assets	2,393	2,540	(5.8)%	2,029	17.9%	6,452	5,477	17.8%

Total expense	294,050	221,138	33.0%	264,050	11.4%	853,734	594,133	43.7%

Operating income	29,008	79,669	(63.6)%	96,683	(70.0)%	225,717	228,145	(1.1)%

Non-operating income
Investment income	3,931	21,439	(81.7)%	6,845	(42.6)%	25,840	37,252	(30.6)%
Interest expense	(2,022)	(2,008)	0.7%	(2,030)	(0.4)%	(6,021)	(6,084)	(1.0)%

Total non-operating income	1,909	19,431	(90.2)%	4,815	(60.4)%	19,819	31,168	(36.4)%

Income before income taxes and minority interest	30,917	99,100	(68.8)%	101,498	(69.5)%	245,536	259,313	(5.3)%
Income taxes	11,108	37,077	(70.0)%	37,237	(70.2)%	89,963	95,732	(6.0)%

Income before minority interest	19,809	62,023	(68.1)%	64,261	(69.2)%	155,573	163,581	(4.9)%
Minority interest	895	904	(1.0)%	857	4.4%	2,394	2,591	(7.6)%

Net income	18,914	61,119	(69.1)%	63,404	(70.2)%	153,179	160,990	(4.9)%
Undistributed earnings applicable to participating preferred shareholders	—	—	NM	—	NM	52	—	NM

Net income applicable to common shareholders	$18,914	$61,119	(69.1)%	$63,404	(70.2)%	$153,127	$160,990	(4.9)%

Weighted-average common shares outstanding
Basic	64,624,437	64,087,871	0.8%	64,136,378	0.8%	64,280,580	64,243,408	0.1%
Diluted	67,340,526	66,714,797	0.9%	66,653,479	1.0%	66,857,381	66,809,706	0.1%
Earnings per share
Basic	$0.29	$0.95	(69.5)%	$0.99	(70.7)%	$2.38	$2.51	(5.2)%
Diluted	$0.28	$0.92	(69.6)%	$0.95	(70.5)%	$2.29	$2.41	(5.0)%

Dividends paid per share	$0.42	$0.30	40.0%	$0.42	0.0%	$1.26	$0.90	40.0%

Supplemental information:

Operating income, as adjusted (a)	$109,360	$100,160	9.2%	$122,621	(10.8)%	$389,254	$283,781	37.2%
Operating margin, GAAP	9.0%	26.5%	(66.0)%	26.8%	(66.4)%	20.9%	27.7%	(24.5)%
Operating margin, as adjusted (a)	35.7%	35.5%	0.6%	35.6%	0.3%	37.8%	36.7%	3.0%
Net income, as adjusted (b)	$71,519	$68,876	3.8%	$79,088	(9.6)%	$232,969	$188,960	23.3%
Diluted earnings per share, as adjusted (b)	$1.06	$1.03	2.9%	$1.19	(10.9)%	$3.48	$2.83	23.0%

BlackRock, Inc.

Notes to Condensed Consolidated Statements of Income and Supplemental Information

(a) While BlackRock reports its financial results on a GAAP basis, management believes that evaluating its ongoing operating results may not be as useful if investors are limited to reviewing only GAAP financial measures. Management reviews non-GAAP financial measures to assess ongoing operations, and for the reasons described below, considers them to be effective indicators, for both management and investors, of BlackRock’s financial performance over time. BlackRock’s management does not advocate that investors consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP.

Operating margin, as adjusted, equals operating income, as adjusted, divided by revenue used for operating margin measurement, as indicated in the table below. Computations for all periods presented include affiliated and unaffiliated fund administration and servicing expense reported as a separate income statement line item and are derived from the Company’s consolidated financial statements as follows:

	Three months ended			Nine months ended September 30,
	September 30,		June 30, 2006	2006	2005
	2006	2005
			(Unaudited)
Operating income, GAAP basis	$29,008	$79,669	$96,683	$225,717	$228,145
Add back: PNC LTIP funding obligation	12,045	12,313	12,347	36,068	36,296
Appreciation (depreciation) on assets related to deferred compensation plans	(3,149)	8,178	1,044	2,437	10,467
Fee sharing payment	—	—	—	34,450	—
MLIM transaction costs	71,456	—	12,547	90,582	—
SSR acquisition costs	—	—	—	—	8,873

Operating income, as adjusted	109,360	100,160	122,621	389,254	283,781

Revenue, as reported	323,058	300,807	360,733	1,079,451	822,278
Less: fund administration and servicing costs	(10,653)	(11,997)	(10,556)	(31,583)	(31,531)
Reimbursable property management compensation	(6,219)	(6,485)	(5,879)	(17,696)	(16,783)

Revenue used for operating margin measurement	306,186	282,325	344,298	1,030,172	773,964

Operating margin, GAAP basis	9.0%	26.5%	26.8%	20.9%	27.7%

Operating margin, as adjusted	35.7%	35.5%	35.6%	37.8%	36.7%

Management believes that operating income, as adjusted, and operating margin, as adjusted, are effective indicators of management’s ability to, and useful to management in deciding how to, effectively employ BlackRock’s resources. As such, management believes that operating income, as adjusted, and operating margin, as adjusted, provide useful disclosure to investors. The 2006 fee sharing payment has been excluded because it represents a non-recurring payment (based upon a performance fee) pursuant to the SSR acquisition agreement. The portion of the BlackRock Long-Term Retention and Incentive Plan (“LTIP”) expense associated with awards to be met by the distribution to participants of shares of BlackRock stock currently held by PNC has been excluded because, exclusive of the potential impact related to LTIP participants’ put options, these charges will not impact BlackRock’s book value. Compensation expense associated with appreciation on assets related to BlackRock’s deferred compensation plans has been excluded because investment returns on these assets reported in non-operating income, net of the related impact on compensation expense, result in a nominal impact on net income. MLIM transaction costs consist of certain professional fees incurred in 2006 related to the MLIM transaction. SSR acquisition costs consist of certain compensation costs and professional fees incurred in 2005.

Fund administration and servicing costs have been excluded from revenue used for operating margin measurement, as adjusted, because the Company receives offsetting revenue and expense for these services. Reimbursable property management compensation represents compensation and benefits paid to certain BlackRock Realty Advisors, Inc. (“Realty”) personnel. These employees are retained on Realty’s payroll when properties are acquired by Realty’s clients. The related compensation and benefits are fully reimbursed by Realty’s clients and have been excluded from revenue used for operating margin measurement, as adjusted, because they bear no economic cost to BlackRock.

If first quarter 2006 revenue is reduced by a multi-year performance fee of $106 million, and operating income is adjusted by $57.2 million for related expenses, operating margin, as adjusted, would be 36.6%.

(b) While BlackRock reports its financial results on a GAAP basis, management believes that evaluating the Company’s ongoing operating results may not be as useful if investors are limited to reviewing only GAAP-basis financial measures. Management reviews non-GAAP financial measures to assess ongoing operations, and for the reasons described below, considers them to be effective indicators, for both management and investors, of BlackRock’s financial performance over time. Nevertheless, BlackRock’s management does not advocate that investors consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP.

	Three months ended			Nine months ended
	September 30,		June 30, 2006	September 30,
	2006	2005		2006	2005
	(Unaudited)
Net income, GAAP basis	$18,914	$61,119	$63,404	$153,179	$160,990
Add back: PNC’s LTIP funding requirement	7,588	7,757	7,779	22,723	22,866
SSR acquisition costs	—	—	—	—	5,590
MLIM transaction costs	45,017	—	7,905	57,067	—
Impact of Trepp sale	—	—	—	—	(486)

Net income, as adjusted	$71,519	$68,876	$79,088	$232,969	$188,960

Diluted weighted average shares outstanding	67,340,526	66,714,797	66,653,479	66,857,381	66,809,706

Diluted earnings per share, GAAP basis	$0.28	$0.92	$0.95	$2.29	$2.41

Diluted earnings per share, as adjusted	$1.06	$1.03	$1.19	$3.48	$2.83

Management believes that net income, as adjusted, and diluted earnings per share, as adjusted, are effective measurements of BlackRock’s profitability and financial performance. The portion of LTIP expense associated with awards to be met by PNC’s funding requirement has been excluded from net income, as adjusted, and diluted earnings per share, as adjusted, because, exclusive of the potential impact related to LTIP participants’ put options, these charges will not impact BlackRock’s book value. SSR acquisition costs consist of certain compensation costs and professional fees in 2005. Compensation reflected in this amount represents direct performance incentives paid to SSR employees assumed in conjunction with the acquisition and settled by BlackRock with no future service requirement. Net income, as adjusted, and diluted earnings per share, as adjusted, exclude this amount because it does not relate to the current period’s operations. MLIM transaction costs consist of compensation costs and professional fees incurred in 2006 in conjunction with the MLIM transaction. Professional fees related to the SSR acquisition and the MLIM transaction reflected in GAAP net income have been deemed non-recurring by management and have been excluded from net income, as adjusted, and diluted earnings per share, as adjusted, to help ensure the comparability of this information to prior reporting periods.

Attachment II

BlackRock, Inc.

Summary of Revenues

(Dollar amounts in thousands, except share data)

(unaudited)

	Three months ended September 30,		% Change	Three months ended June 30, 2006	% Change	Nine months ended September 30,		% Change
	2006	2005				2006	2005
Investment advisory and administration fees
Fixed income	$116,925	$110,894	5.4%	$113,864	2.7%	$342,795	$320,004	7.1%
Cash Management	32,176	27,032	19.0%	30,263	6.3%	92,300	77,982	18.4%
Equity	58,473	47,623	22.8%	55,779	4.8%	168,117	126,246	33.2%
Alternatives	49,115	36,422	34.8%	44,079	11.4%	132,562	93,372	42.0%

Investment advisory base fees	256,689	221,971	15.6%	243,985	5.2%	735,774	617,604	19.1%
Investment advisory performance fees	17,817	32,670	(45.5)%	69,943	(74.5)%	202,368	80,764	150.6%

Total investment advisory and administration fees	274,506	254,641	7.8%	313,928	(12.6)%	938,142	698,368	34.3%

BlackRock Solutions	30,154	28,871	4.4%	29,217	3.2%	88,693	79,433	11.7%
Other income	18,398	17,295	6.4%	17,588	4.6%	52,616	44,477	18.3%

Total other income	48,552	46,166	5.2%	46,805	3.7%	141,309	123,910	14.0%

Total revenue	$323,058	$300,807	7.4%	$360,733	(10.4)%	$1,079,451	$822,278	31.3%

Attachment III

BlackRock, Inc.

Condensed Consolidated Statements of Financial Condition

(Dollar amounts in thousands)

(unaudited)

	September 30, 2006	December 31, 2005
Assets
Cash and cash equivalents	$946,646	$484,223
Accounts receivable	1,019,570	339,578
Investments	1,618,397	298,668
Goodwill and Intangible assets, net	9,386,693	483,982
Separate account assets	4,212,311	—
Other assets	696,616	241,549

Total assets	$17,880,233	$1,848,000

Liabilities, minority interest and stockholders’ equity
Accrued compensation	$865,295	$522,637
Long term borrowings	253,170	253,791
Separate account liabilities	4,212,311	—
Other liabilities	1,073,775	139,715

Total liabilities	6,404,551	916,143

Minority interest	868,397	9,614

Stockholders’ equity	10,607,285	922,243

Total liabilities, minority interest and stockholders’ equity	$17,880,233	$1,848,000

Attachment IV

BlackRock, Inc.

Assets Under Management

(Dollar amounts in millions)

(unaudited)

Summary
					Variance
	September 30, 2006	June 30, 2006	December 31, 2005	September 30, 2005	Qtr to Qtr	YTD	YOY
Fixed income	$451,148	$307,640	$303,928	$290,041	47%	48%	56%
Cash Management	220,549	88,431	86,128	76,713	149%	156%	187%
Equity	359,483	40,872	37,303	35,600	780%	864%	910%
Alternative Investments	43,836	27,127	25,323	25,483	62%	73%	72%

Total	$1,075,016	$464,070	$452,682	$427,837	132%	137%	151%

Third Quarter Component Changes
	June 30, 2006	Net subscriptions (redemptions)	Acquisition	Market appreciation (depreciation)	September 30, 2006
Fixed income	$307,639	$1,679	$132,538	$9,292	$451,148
Cash Management	88,431	3,975	128,023	120	220,549
Equity	40,873	43	317,784	783	359,483
Alternative Investments	27,127	2,722	14,199	(212)	43,836

Total	$464,070	$8,419	$592,544	$9,983	$1,075,016

Year to Date Component Changes
	December 31, 2005	Net subscriptions (redemptions)	Acquisition	Market appreciation (depreciation)	September 30, 2006
Fixed income	$303,928	$4,730	$132,538	$9,952	$451,148
Cash Management	86,128	6,129	128,023	269	220,549
Equity	37,303	1,384	317,784	3,012	359,483
Alternative Investments	25,323	3,451	14,199	863	43,836

Total	$452,682	$15,694	$592,544	$14,096	$1,075,016

Year over Year Component Changes
	September 30, 2005	Net subscriptions (redemptions)	Acquisition	Market appreciation (depreciation)	September 30, 2006
Fixed income	$290,041	$17,560	$132,538	$11,009	$451,148
Cash Management	76,713	15,499	128,023	314	220,549
Equity	35,600	3,254	317,784	2,845	359,483
Alternative Investments	25,483	3,125	14,199	1,029	43,836

Total	$427,837	$39,438	$592,544	$15,197	$1,075,016